Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytogen Corporation:

We consent to the use of our report dated March 15, 2007, which report is based in part on a report of other auditors (which report of the other auditors on the financial statements of PSMA Development Company LLC contains an explanatory paragraph that states that PSMA Development Company LLC has suffered recurring losses from operations and does not have a work plan or budget for 2006, all of which raise substantial doubt about its ability to continue as a going concern, and that its financial statements do not include any adjustments that might result from the outcome of that uncertainty), with respect to the consolidated balance sheets of Cytogen Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, and of our reports dated March 15, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our report on the consolidated financial statements of Cytogen Corporation and subsidiaries as of and for the year ended December 31, 2006 refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.

/s/ KPMG LLP

Princeton, New Jersey
July 20, 2007